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                                                                   Exhibit 23.01

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements pertaining to the Employee Qualified Stock Purchase Plan (Form S-8 No. 33-86454), Amended and Restated Stock Option Plan (Form S-8 No. 33-86290), 1995 Stock Option Plan (Form S-8 No. 33-93856), and the Stock Option Plan for Non-Employee Directors (Form S-8 No. 33-93844) of Interpore International, Inc. and the Amended and Restated 1994 Stock Option Plan (Form S-8 No. 333-53775) pertaining to the Assumed Options of Cross Medical Products, Inc. of our report dated February 3, 1999, with respect to the consolidated financial statements and schedule of Interpore International, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.


                                           /s/ ERNST & YOUNG LLP

Orange County, California
March 26, 1999